Exhibit (h)(c)(2)

ADMINISTRATIVE SERVICES AGREEMENT

[LETTERHEAD OF FUND COMPANY’S ADVISER]

The Northwestern Mutual Life Insurance Company

720 East Wisconsin Avenue

Milwaukee, WI 53202

[DATE]

Re:	Administrative Services Agreement

To Whom It May Concern:

This is an Administrative Services Agreement (“Agreement”) between [FUND COMPANY’S ADVISER] and the Northwestern Mutual Life Insurance Company (the “Company”), effective as of [DATE]. The Company is a life insurance company (the “Insurer”) that acts as the sponsor for variable annuity and/or variable life insurance contracts issued by Insurer.

The Insurer, [FUND COMPANY’S ADVISER], and [FUND] (the “Trust”) have entered into a Participation Agreement, dated [DATE], as may be amended from time to time (the “Participation Agreement”), pursuant to which the Insurer, on behalf of certain of its separate accounts (the “Separate Accounts”), purchases shares, including [SHARE CLASS] of certain Portfolios of the Trust (“Portfolios”) to serve as investment vehicles under certain variable annuity and/or variable life insurance contracts (“Variable Contracts”) offered by the Insurer, which Portfolios may be one of several investment options available under the Variable Contracts.

[FUND COMPANY’S ADVISER] recognizes that in the course of servicing owners of the Variable Contracts, the Company, and the agents of the Company who are registered representatives of the principal underwriter for the Variable Contracts and who provide information about the Trust and its Portfolios from time to time, answer questions concerning the Trust and its Portfolios, including questions respecting Variable Contract owners’ interests in one or more Portfolios, and that the Company provides services respecting investments in the Portfolios.

[FUND COMPANY’S ADVISER] desires to promote these efforts to provide written and oral information and services regarding the Trust to current and prospective Variable Contract owners. Accordingly, the following represents the collective intention and understanding of [FUND COMPANY’S ADVISER] and the Company under this Agreement.

The Company agrees that it or its affiliates shall provide administrative services to owners of Variable Contracts including, but not limited to, the following:

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Providing and administering Variable Contract features for the benefit of Variable Contract owners participating in the Trust including fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweeps, and pre-authorized deposits and withdrawals; and provision of other services as may be agreed upon from time to time;

•	Providing telephone servicing support in connection with the Portfolios;

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Maintaining Variable Contract records reflecting Shares purchased and redeemed and Share balances, computing the number of fund shares for each class that must be purchased or redeemed each day to support such transactions, and forwarding each day’s net purchase and redemption orders to the Trust, its transfer agent, or [FUND COMPANY’S ADVISER] as may be reasonably requested;

•	Preparing, printing, and distributing confirmation and quarterly and/or periodic account statements to owners of Variable Contracts;

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Providing support services including providing information about the Trust and its Portfolios and answering questions concerning the Trust and its Portfolios, including questions respecting Variable Contract owners’ interests in one or more Portfolios;

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Relieving the Trust, its sponsor, or transfer agent of other incidental account maintenance, record keeping, or administrative services generally provided by mutual funds (or their transfer agents) to their shareholders by providing the same to Variable Contract owners;

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Delivering and responding to inquiries respecting Portfolio Prospectuses and/or Statements of Additional Information, reports, notices, proxies and proxy statements and other information respecting the Portfolios (but not including services paid for by the Trust such as printing and mailing);

•	Coordinating the printing and delivery processes of all information respecting the Portfolios to Variable Contract owners, including the negotiation of contracts for related services;

•	Forwarding proxy materials and facilitating the tabulation of resulting Variable Contract owners’ votes;

•	Periodically reporting information to the Trust (e.g., to comply with mixed and shared funding relief and to allow the Trust to file Form 24F-2);

•	Processing dividend and capital gains distributions from the Trust;

•	Making available records of daily transactions in separate account units to the extent necessary for the Trust to comply with Rule 22c-2 under the 1940 Act and its policies on frequent trading;

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Assisting in complying with Section 314(b) of the USA Patriot Act by implementing policies and procedures reasonably designed to identify owners or prospective owners of Variable Contracts suspected of possible terrorist or money-laundering activities and prevent the same from indirectly investing in the Trust; and

•	Preparing and providing reports to third-party reporting services.

In consideration of these administrative services, [FUND COMPANY’S ADVISER] agrees to pay to the Company or a person designated by the Company a service fee at an annual rate equal to (i) [FEE]. For purposes of computing the payments under this paragraph, the respective average daily value of Shares held in Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts’ aggregate investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each business day during the calendar month, and dividing by the total number of business days during such month. The payments under this paragraph shall be calculated by [FUND COMPANY’S ADVISER] at the end of each calendar month and will be paid within sixty (60) days thereafter. FUND COMPANY’S ADVISER] shall send all payments and statements for Company to the attention of:

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The Northwestern Mutual Life Insurance Company

720 E. Wisconsin Ave.

Milwaukee, WI 53202

Attn: [Controllers Dept., Assistant Director - Product Line Reporting]

This Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one year periods. This Agreement may be terminated by either the Company or [FUND COMPANY’S ADVISER] upon 60 days’ written notice to the other, and shall terminate automatically upon redemption of all Shares held in Separate Accounts, upon termination of the Participation Agreement, or upon assignment of the Participation Agreement by either the Company or [FUND COMPANY’S ADVISER], or if required by law.

Nothing in the Agreement shall amend, modify or supersede any contractual terms, obligations or covenants among or between any of the Company, FUND COMPANY’S ADVISER or the Trust previously or currently in effect, including those contractual terms, obligations or covenants contained in the Participation Agreement.

If this Agreement is consistent with your understanding of the Company’s provision of the Services, please sign below, whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

[FUND COMPANY’S ADVISER]

By:
Name:
Title:

Agreed to and accepted:

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:
Name:
Title:

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